Exhibit 99.1

DATE:	November 17, 2015
TO:	Members of the Board of Directors and Executive Officers
FROM:	Kevin C. O’Neil, Vice President, Associate General Counsel, and Assistant Secretary
RE:	Notice Regarding 401(k) Plan Blackout Period and Trading Restrictions; Open Window Periods

This notice informs you of an impending “blackout period” under the Bob Evans Farms, Inc. 401(k) Plan (the “Plan”), during which you will be prohibited from engaging in transactions involving equity securities of Bob Evans Farms, Inc. (the “Company”) that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Reason for the Blackout Period: The Plan will be making changes to the investment funds offered to Plan Participants.

Impact on Affected Plan Rights: As a result of the investment fund changes, Plan participants and beneficiaries will be unable to direct or diversify investments in their individual accounts or to obtain a distribution from the Plan. This period, during which Plan participants and beneficiaries will be unable to exercise these rights otherwise available under the Plan, is called a “blackout period.”

Length of the 401k Plan Blackout Period/Open Window Periods: The blackout period for the Plan will begin on December 17, 2015 and end on December 31, 2015.

Note that the normal trading window will be open from December 4, 2015 through the end of day on December 16, 2015, and will also be open for one day on January 4, 2016.

Restrictions on Directors and Executive Officers During the Blackout Period: During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions.1 Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Please note the following:

•	“Equity securities” are defined broadly to include not only the Company’s common stock, but also stock options and other derivatives.

•	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

[1]	Imposed under Section 306 of the Sarbanes-Oxley Act of 2002 and Section 104 of Regulation BTR of the Securities Exchange Act of 1934

•	Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock acquired pursuant to such options, selling shares of common stock originally received as restricted stock or selling shares to cover withholding taxes upon the vesting of restricted stock.

•	It does not cover situations where you have stock withheld by the Company to pay the minimum federal withholding taxes when a grant vests, nor does it cover transfers without consideration, such as a gift to a charitable organization.

Questions or Additional Information: The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. To avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to Colin Daly or me.

In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting me by telephone at (614) 492-7521, by email at kevin.oneil@bobevans.com, or in writing at Bob Evans Farms, Inc., 8111 Smith’s Mill Road, New Albany, Ohio 43054.